EXHIBIT 21

Subsidiaries of ReGen Biologics, Inc.

STATE OF
SUBSIDIARY NAME	INCORPORATION

RBio, Inc. DBA ReGen Biologics, Inc.	Delaware
MetaContent, Inc.	Delaware